Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of the 24 day of July, 2011, by and between PMI Holdings, Inc., a Delaware corporation (the “Company”), and John Barr, a resident of Vancouver, Washington (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment and Non-Competition Agreement dated as of May 5, 2010 (the “Employment Agreement”);

WHEREAS, the parties now desire to amend and restate the Employment Agreement in its entirety as set forth herein;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until December 31, 2013 (the “Employment Period”). Upon mutual agreement of the Executive and the Company, the Employment Period may extend beyond December 31, 2013. For each calendar year during the Employment Period, Executive shall undergo a physical to be performed by a doctor to be mutually agreed upon by Executive and the Company.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Chairman and Chief Executive Officer of the Company until December 31, 2011 and as Chairman of the Company from and after January 1, 2012 and Executive’s duties and responsibilities shall include those duties reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”). Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, engaging in charitable or civic activities, or serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not; provided, however, with respect to for profit businesses, the Executive shall be limited to serving as a director to three for-profit business enterprises other than the Company), so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

3. Compensation.

3.1 Base Salary.

(a) In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of (i) $495,000 for the calendar year 2011, (ii) $300,000 for the calendar year 2012, (iii) $250,000 for the calendar year 2013, and (iv) $200,000 for any calendar year in which Executive’s employment with the Company continues following the calendar year 2013.

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions in accordance with the Company’s customary payroll procedures.

3.2 Bonus. For calendar years 2011, 2012 and 2013, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), in an amount up to 60%, 30%, and 30% of the Base Salary, respectively, payable in accordance with the Company’s incentive compensation policy; provided, that, such Annual Bonus shall in no event be paid later than March 15 of the calendar year following the fiscal year to which such Annual Bonus relates. In the event that the Company and Executive mutually agree to extend the Employment Period beyond December 31, 2013, Executive shall not be eligible to receive an Annual Bonus. The Annual Bonus shall be based upon the attainment of certain targets as agreed upon by the Executive and the Board with respect to the Company’s financial performance for any fiscal year ending during the Employment Period. The Annual Bonus shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.

3.3 Guaranteed Retention Bonus. The parties hereby acknowledge and agree that the Company shall pay Executive a guaranteed retention bonus in an aggregate amount equal to $1,110,774.25 (the “Guaranteed Retention Bonus”) and (i) $5,774.25 of the Guaranteed Retention Bonus shall be payable on the closing date for the Restricted Shares Repurchase (as defined below) pursuant to the Repurchase Agreement (as defined below); (ii) $344,000 of the Guaranteed Retention Bonus shall be payable on December 31, 2011, (iii) $368,000 of the Guaranteed Retention Bonus shall be payable on December 31, 2012, and (iv) $393,000 of the Guaranteed Retention Bonus shall be payable on December 31, 2013.

3.4 Vacation. Executive shall be entitled to take vacation consistent with Company policy, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

3.5 Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as that generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion.

3.6 Winter Travel Reimbursement. During the term of Executive’s employment under this Agreement, Executive shall be entitled to receive an annual winter travel reimbursement of $25,000 for out-of-pocket expenses incurred upon presentation of proper receipts or other proof of expenditure.

3.7 Holdings Restricted Stock. The parties hereto hereby acknowledge and agree as follows:

(a) As of May 5, 2010, Executive was granted (i) 96,521 shares of common stock, par value $0.01 per share (the “Common Stock”), of Papa Murphy’s Holdings, Inc., a Delaware corporation (“Holdings”) that are subject to time vesting restrictions (the “Time Vesting Shares”) pursuant to that certain Time Vesting Restricted Stock Agreement, dated as of May 5, 2010 (the “Time Vesting RSA”), by and between Executive and Holdings and (ii) 48,261 shares of Common Stock that are subject to performance vesting restrictions (the “Performance Vesting Shares”, together with the Time Vesting Shares, the “Restricted Shares”) pursuant to that certain Performance Vesting Restricted Stock Agreement, dated as of May 5, 2010 (the “Performance Vesting RSA”), by and between Executive and Holdings;

(b) As of the date hereof, (i) 19,304 of the Time Vesting Shares have vested in accordance with the terms of the Time Vesting RSA and (ii) 0 of the Performance Vesting Shares have vested in accordance with the terms of the Performance Vesting RSA; and

(c) Pursuant to that certain Stock Repurchase and Put Option Agreement, dated as of the date hereof (“Repurchase Agreement”) and subject to the terms set forth therein, by and between Executive and Holdings, Executive shall sell to Holdings, and Holdings shall repurchase from Executive, (i) 64,348 of the unvested Time Vesting Shares (the “Repurchased Time Vesting Shares”) and (ii) 41,826 of the Performance Vesting Shares (the “Repurchased Performance Vesting Shares”, together with the Repurchased Time Vesting Shares, the “Repurchased Restricted Shares”) (such transactions, the “Restricted Shares Repurchase”).

4. Termination. Executive’s employment hereunder may be terminated as follows:

4.1 Automatically in the event of the death of Executive;

4.2 At the option of the Company, by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days;

4.3 At the option of the Company for Cause (as defined in Section 5.4);

4.4 At the option of the Company at any time without Cause;

4.5 At the option of Executive, at any time, for any reason, on one-hundred eighty (180) days prior written notice to the Company;

4.6 Immediately in the event of a breach by the Executive of Section 7 of this Agreement; or

4.7 At the option of Executive for Good Reason (as defined in Section 5.5), on ninety (90) days prior written notice to the Company.

5. Payments.

5.1 Death or Permanent Disability. Upon the termination of Executive’s employment due to death or Permanent Disability, Executive or his legal representatives shall be entitled to receive (i) an amount equal to Base Salary payable through the date of termination, (ii) Base Salary through the first anniversary of such date of termination payable in accordance with the Company’s payroll policies, (iii) the sum of (A) a pro rata portion of Executive’s Annual Bonus, if any, for the applicable period of the calendar year for which Executive was employed (which portion of the Annual Bonus shall be reasonably determined by the Board at the end of the year in which termination occurs in accordance with the Board’s bonus determination policies then in effect), payable at the same time as such payment would have been made if not for Executive’s death or Permanent Disability plus (B) Executive’s Annual Bonus, if any, for the period from the date of termination of employment through the first anniversary of such date of termination of employment (which Annual Bonus shall be reasonably determined by the Board in accordance with the Board’s bonus determination policies then in effect), and (iv) the remaining portion of the unpaid Guaranteed Retention Bonus payable in a lump sum on the 60th day following the termination of Executive’s employment. Executive or his legal representatives shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies.

5.2 Termination Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company at any time during the Employment Period without Cause or by the Executive at any time during the Employment Period for Good Reason, Executive shall be entitled to receive (i) any accrued but unpaid Base Salary through the date of termination, (ii) a pro rata portion of Executive’s Annual Bonus, if any, for the applicable period of the calendar year for which Executive was employed (which portion of the Annual Bonus shall be reasonably determined by the Board at the end of the year in which termination occurs in accordance with the Board’s bonus determination policies then in effect), payable at the same time as such payment would have been made if not for termination of Executive’s employment with the Company as set forth in Section 3.2 hereof, (iii) the remaining portion of the unpaid Guaranteed Retention Bonus in a lump sum on the 60th day following the termination of Executive’s employment, and (iv) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C: § 1161 et seq. (commonly known as (“COBRA”))

starting on Executive’s termination of employment, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect immediately prior to the date of termination, through the earlier of (I) the two year anniversary of such date of termination or (II) the expiration of the Employment Period; provided, that, if Executive does not execute a fully effective non-revocable release within sixty (60) days of the termination of employment, then, beginning on the sixtieth (60th) day following the termination of employment, the Company shall cease to provide to Executive any such coverages and/or benefits under any of the applicable plans, except to the extent required by law. Executive shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies.

5.3 Termination for Cause, by Executive without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 4.3, or by Executive without Good Reason pursuant to Section 4.5; provided, however, in the event that Executive’s employment hereunder is terminated by Executive without Good Reason pursuant to Section 4.5, Executive shall also be entitled to receive the remaining portion of the unpaid Guaranteed Retention Bonus in a lump sum on the 60th day following the termination of Executive’s employment.

5.4 Cause Defined. For purposes of this Agreement, the following shall constitute “Cause” for termination:

(a) dishonest statements or acts of the Executive with respect to the Company or any affiliate of the Company;

(b) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(c) gross negligence, willful misconduct or insubordination of the Executive with respect to the Company or any affiliate of the Company; or

(d) material breach by the Executive of any of the Executive’s obligations to the Company.

provided, that, in the case of clause (d), in the event that the Company provides written notice of termination for Cause in reliance upon this Section 5.4, the Executive shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.

5.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s consent:

(a) the Company materially breached its obligations under this Agreement;

(b) any material diminution of significant duties of the Executive;

(c) a reduction in Executive’s Base Salary of 10% or more, other than pursuant to a reduction applicable to all senior executives or employees generally; or

(d) the Company’s corporate headquarters is moved a distance of at least fifty (50) miles from its current corporate headquarters in Vancouver, Washington;

provided, that, in each case, in the event that Executive provides written notice of termination for Good Reason in reliance upon this Section 5.5, the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.

5.6 Condition to Payment. All payments and benefits due to Executive under this Section 5 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of a fully effective and non-revocable general release of all claims to the maximum extent permitted by law against the Company, its affiliates and its current and former stockholders, directors, members, managers, employees and agents, in such form as determined by the Company in its sole discretion within sixty (60) days of Executive’s termination of employment and (ii) compliance by Executive with his obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 7 and under any stockholders or other agreement to which the Company and Executive are a party.

5.7 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in Section 5.2 hereof, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

5.8 Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer and director of the Company and all of its subsidiaries and affiliates.

5.9 Survival. This Section 5 shall survive any termination or expiration of this Agreement.

6. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.

7. Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights.

7.1 The Executive hereby agrees that during the period commencing on the date hereof and ending on the date that is two years following the date of the termination of Executive’s employment with the Company (the “Noncompetition Period”), the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company has conducted business, is conducting business or is then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted, offered or then contemplated to be conducted or offered by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prohibit the Executive from being employed by any business, organization or person that operates in the quick service restaurant or franchising industries and derives less than 10% of its total revenue from the sale of pizza or from royalties associated therewith. Without implied limitation, the foregoing covenant shall be deemed to prohibit (i) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (ii) encouraging for or on behalf of the Executive or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, (iii) soliciting for or on behalf of Executive or any such competitor any client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates who was a client (including all franchisees) during the six (6) month period immediately preceding the date of such solicitation and (iv) diverting to any person (as hereinafter defined) any client (including all franchisees) or business opportunity of the Company or any of its direct or indirect subsidiaries and affiliates.

Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise. Neither the Executive nor any business entity controlled by the Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict the Executive from performing his employment obligations, and as of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage, and other than passive investments in the shares of public companies of less than two percent (2%).

7.2 In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 7 including all predecessors of the Company) and its affiliates, Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive or Executive’s agents or affiliates in the course of Executive’s employment shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

7.3 During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7.3.

7.4 The term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 7.2.

8. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled (a) to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (b) to cease making any payments or providing any benefit otherwise required by this Agreement, including, without limitation, any severance payment required under Section 5.2, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.

9. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

10. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

PMI Holdings, Inc.

c/o Papa Murphy’s International, Inc.

8000 N.E. Parkway Drive, Suite 350

Vancouver, WA 98662

With copies to (which shall not constitute notice):

Papa Murphy’s Holdings, Inc.

c/o Lee Equity Partners, LLC

650 Madison Avenue, 21 st Floor

New York, NY 10022

Attn: Ben Hochberg

         Yoo Jin Kim

Facsimile: (646) 781-3700

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Douglas P. Warner, Esq.

Facsimile: (212) 310-8007

If to the Executive:

John Barr

8718 S.E. Porter Circle

Vancouver, WA 98664

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 10.

11. Miscellaneous.

11.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

11.2 Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

11.3 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

11.4 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

11.5 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on advice of counsel if any question as to the amount or requirement of any such withholding shall arise.

11.6 Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, this set-off right is limited to actual amounts owed by Executive to the Company (which, for the avoidance of doubt, shall exclude any consequential or indirect damages).

11.7 Section 409A.

(a) If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.

(b) The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(c) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

11.8 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

11.9 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the termination of the Executive’s employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in the city of New York, NY, in the borough of Manhattan in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11.9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11.9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that, any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.9.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY: PMI HOLDINGS, INC.

By:	/s/ Yoo Jin Kim
Name:	Yoo Jin Kim
Title:

EXECUTIVE:

/s/ John D. Barr
John D. Barr

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